Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Retirement Plan Committee of the
American Woodmark Corporation Retirement Savings Plan:

We consent to the incorporation by reference in this Registration Statement (No. 333-223220, 333-141621 and 333-186266) on Form S-8 of American Woodmark Corporation of our report dated June 26, 2024, relating to our audit of the financial statements and supplemental schedule of American Woodmark Corporation Retirement Savings Plan, which appears in this Annual Report on Form 11-K of American Woodmark Corporation Retirement Savings Plan for the year ended December 31, 2023.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
June 26, 2024